FIDELITY (LOGO)         FMR Corp. 82 Devonshire
INVESTMENTS(registered  Street Boston MA  02109-3614
trademark)              617 563 7000

April 15, 1999

Board of Directors
Fidelity Investments Life Insurance Company
82 Devonshire Street
Boston, MA  02109

Ladies and Gentlemen:

 In my capacity as Associate General Counsel of FMR Corp., the parent company of Fidelity Investments Life Insurance Company ("Fidelity Life"), I have provided legal advice to Fidelity Life with respect to the establishment of Fidelity Investments Variable Annuity Account I (the "Account") pursuant to the laws of the Commonwealth of Pennsylvania, and its continuance following the redomestication of Fidelity Life under the applicable provisions of the laws of the State of Utah. The Account was established by unanimous consent of the Board of Directors of Fidelity Life on July 22, 1987 and its existence continued without interruption following the redomestication of Fidelity Life to Utah on November 10, 1992. The Account exists for the investment of assets under certain variable annuity contracts (the "Contracts") issued by Fidelity Life. I have participated in the preparation and review of Post-Effective Amendment No. 17 to the Registration Statement on Form N-4 for the registration of the Contracts with the Securities and Exchange Commission under the Securities Act of 1933, Reg. No. 33-24400, and the registration of the Account under the Investment Company Act of 1940.

 I am of the following opinion:

(1) Fidelity Life is duly organized and validly existing under the laws of the State of Utah.

(2) The Account is duly organized and validly existing as a separate account of Fidelity Life under the laws of the State of Utah.

(3) The portion of the assets to be held in the Account equal to the reserve and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business Fidelity Life may conduct.

(4) The Contracts, when issued as set forth in the Registration
Statement, will be legal and binding obligations of Fidelity Life in accordance with their terms.

 In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

 I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information.

Very truly yours,

/s/ David J. Pearlman
    David J. Pearlman